Exhibit 99.1

iCAD Announces Pricing of $12.5 Million Registered Direct Offering

Nashua, NH, April 23, 2020 — Globe Newswire — iCAD, Inc. (“iCAD”) (Nasdaq: ICAD) today announced it has entered into definitive agreements with several institutional investors for the purchase and sale of 1,562,500 shares of the Company’s common stock at $8.00 per share, pursuant to a registered direct offering. The gross proceeds of the offering will be approximately $12.5 million before deducting estimated offering expenses. The Company intends to use the net proceeds for working capital and for other general corporate purposes, including for the conduct of post-market studies for the Company’s Xoft intra-operative radiation therapy (IORT) for glioblastoma and other brain cancers. The closing of the registered direct offering is expected to take place on or about April 27, 2020, subject to the satisfaction of customary closing conditions.

This offering is being made pursuant to an effective shelf registration statement on Form S-3 (File No. 333-235887) previously filed with the U.S. Securities and Exchange Commission (the “SEC”) and made effective on January 31, 2020. A prospectus supplement describing the terms of the proposed offering will be filed with the SEC and will be available on the SEC’s website located at http://www.sec.gov. A copy of the prospectus supplement may be obtained, when available, from the Company at 98 Spit Brook Road, Suite 100, Nashua, NH 03062, Attention: Corporate Secretary, or by telephone at 603-882-5200, or by email at pr@icadmed.com. Before investing in this offering, interested parties should read in their entirety the prospectus supplement and the accompanying prospectus and the other documents that the Company has filed with the SEC that are incorporated by reference in such prospectus supplement and the accompanying prospectus, which provide more information about the Company and such offering.

Craig-Hallum Capital Group is acting as Financial Advisor in connection with the offering.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About iCAD, Inc.

Headquartered in Nashua, NH, iCAD is a global medical technology leader providing innovative cancer detection and therapy solutions.

ProFound AI™ is a high-performing workflow solution for 2D and 3D mammography, or digital breast tomosynthesis (DBT), featuring the latest in deep-learning artificial intelligence. In 2018, ProFound AI for Digital Breast Tomosynthesis (DBT) became the first artificial intelligence (AI) software for DBT to be FDA-cleared; it was also CE marked and Health Canada licensed that same year. It offers clinically proven time-savings benefits to radiologists, including a reduction of reading time by 52.7 percent, thereby halving the amount of time it takes radiologists to read 3D mammography datasets. Additionally, ProFound AI for DBT improved radiologist sensitivity by 8 percent and reduced unnecessary patient recall rates by 7.2 percent.

The Xoft System is FDA-cleared, CE marked and licensed in a growing number of countries for the treatment of cancer anywhere in the body. It uses a proprietary miniaturized x-ray source to deliver a precise, concentrated dose of radiation directly to the tumor site, while minimizing risk of damage to healthy tissue in nearby areas of the body.

For more information, visit www.icadmed.com and www.xoftinc.com.

Forward-Looking Statements

Certain statements contained in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the anticipated completion of the offering, the satisfaction of closing conditions and the expected use of proceeds. Such forward-looking statements involve a number of known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, but are not limited, to the Company’s ability to achieve business and strategic objectives, the risks of uncertainty of patent protection, the impact of supply and manufacturing constraints or difficulties, uncertainty of future sales levels, to defend itself in litigation matters, protection of patents and other proprietary rights, the impact of supply and manufacturing constraints or difficulties, product market acceptance, possible technological obsolescence of products, increased competition, litigation and/or government regulation, changes in Medicare or other reimbursement policies, risks relating to our existing and future debt obligations, competitive factors, the effects of a decline in the economy or markets served by the Company; and other risks detailed in the Company’s filings with the Securities and Exchange Commission. The words “believe,” “demonstrate,” “intend,” “expect,” “estimate,” “will,” “continue,” “anticipate,” “likely,” “seek,” and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date the statement was made. The Company is under no obligation to provide any updates to any information contained in this release. For additional disclosure regarding these and other risks faced by iCAD, please see the disclosure contained in our public filings with the Securities and Exchange Commission, available on the Investors section of our website at http://www.icadmed.com and on the SEC’s website at http://www.sec.gov.

Contacts:

Media inquiries:

Jessica Burns, iCAD

+1-201-423-4492

jburns@icadmed.com

Investor relations:

Jeremy Feffer

LifeSci Advisors, LLC

212-915-2568

jeremy@lifesciadvisors.com